Exhibit 10.11(a)

FIRST AMENDMENT TO
EMPLOYMENT AGREEMENT

     THIS FIRST AMENDMENT to Employment Agreement (the “Amendment”) is made and entered into as of the 21st day of January, 2005, to be effective as of January 1, 2005, by and between Robert J. Rutland (“Employee”) and Allied Holdings, Inc. (“Employer”).

W I T N E S S E T H:

     WHEREAS, Employer and Employee entered into that certain Employment Agreement dated as of February 23, 2000(the “Employment Agreement”); and

     WHEREAS, the parties desire to amend the Employment Agreement as set forth herein;

     NOW, THEREFORE, for and in consideration of the covenants and conditions set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Employer and Employee hereby mutually agree as follows:

     1. The Employment Agreement shall be amended by the deletion of the current subparagraph (ii) of Paragraph 10(a) and the inclusion of the following new subparagraph (ii) of Section 10(a):

“(ii)	the highest of (1) the average of the bonuses actually paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs; (2) the average of the bonuses which would have been paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs, assuming his target bonus had been achieved for each such year; or (3) the amount of the target bonus for Employee for the year in which termination of employment occurs.”

     2. The Employment Agreement shall be amended by the deletion of the current Paragraph 11 and the inclusion of the following new Paragraph 11:

     “11. INTENTION OF PARTIES. It is the express understanding and intention of Employer and Employee that the provisions of Paragraph 5 and Paragraph 9 hereof shall be read together and be non-exclusive so that, in the event of a termination of Employee’s employment pursuant to Paragraph 9 of this Employment Agreement, Employee shall receive both (i) all of the compensation specified in Paragraph 9 hereof (including, but not limited to, the applicable percentage of Employee’s then-effective Base Salary and the applicable percentage of the cash portion of Employee’s Bonus) and (ii) one hundred percent (100%) of the pro rata portion of both the cash and equity parts of Employee’s Bonus based on the number of days in the fiscal year falling within the

Term (which shall include the amount of any bonus paid to Employee during that year, if any), but in no event shall such pro rata portion be less than the pro rata share of the highest of (i) the average of the bonuses actually paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs; (ii) the average of the bonuses which would have been paid to Employee for the two (2) years immediately preceding the year in which termination of employment occurs, assuming his target bonus had been achieved for each such year; or (iii) the amount of the target bonus for Employee for the year in which termination of employment occurs. The amounts referred to in this Paragraph are in addition to the benefits enumerated in Paragraphs 6(b) and 6(c) hereof.”

     3. All provisions of the Employment Agreement which have not been amended by this Amendment shall remain in full force and effect. Notwithstanding the foregoing, to the extent there is any inconsistency between the provisions of the Employment Agreement and the provisions of this Amendment, the provisions of this Amendment shall control.

     4. Each of the parties hereto will, from time to time, and at all times hereafter, upon every reasonable request to do so by any other party, make, do, execute and deliver, or cause to be made done, executed and delivered, all such further acts, deeds, assurances and things as may be reasonably required or necessary in order to further implement and carry out the terms and purpose of this Amendment.

     5. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same agreement, document, or instrument. Any signature page of any such counterpart, or any electronic facsimile thereof, may be attached or appended to any other counterpart to complete a fully executed counterpart of such agreement, document or instrument, and any telecopy or other facsimile transmission of any signature shall be deemed an original and shall bind such party.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be duly executed on its behalf, all as of the day and year first written above.

“Employer”

ALLIED HOLDINGS, INC.

By:	/s/ Hugh E. Sawyer

Hugh E. Sawyer President and Chief Executive Officer

“Employee”

/s/ Robert J. Rutland
ROBERT J. RUTLAND

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